--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated  average  burden
                                                      hours per response......11
                                                      --------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                            Arbor Realty Trust, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    038923108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 33 Pages
                         Exhibit Index Found on Page 26

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    180,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     180,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            180,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 2 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    168,800
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     168,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            168,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 3 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    17,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     17,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            17,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 4 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    21,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     21,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            21,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 5 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    8,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     8,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            8,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 6 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================


                               Page 7 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 8 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    -0-
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 9 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 10 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 11 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 12 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 13 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 14 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 15 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 16 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 17 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 18 of 33 Pages

                                       13G
===================
CUSIP No. 038923108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 397,200 Shares, which is 2.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          6
         OWNED BY                    397,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             8
                                     397,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            397,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 19 of 33 Pages

         This Amendment No. 2 to Schedule 13G amends the Schedule 13G initially filed on April 21, 2004 (collectively, with all amendments thereto, the "Schedule 13G").
         Preliminary Note: Joseph F. Downes resigned as a managing member of the Farallon General Partner (as defined below) effective September 30, 2005. This amendment to the Schedule 13G reports that Mr. Downes is no longer the deemed beneficial owner of any of the Shares (as defined below) reported herein. The aggregate number of Shares held by the Reporting Persons (as defined below) has not changed as a result of Mr. Downes' resignation.

Item 1.  Issuer
         ------

         (a)      Name of Issuer:
                  --------------

                  Arbor Realty Trust, Inc. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553.

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 038923108.

         Name Of Persons Filing, Address Of Principal Business Office And
         ----------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Farallon Funds
         ------------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;


                              Page 20 of 33 Pages

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

                  (iv)     Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Shares held by it; and

                  (v)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Farallon Funds."

         The Farallon General Partner
         ----------------------------

                  (vi) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds (the "Farallon General Partner"), with respect to the Shares held by each of the Farallon Funds.

         The Farallon Managing Members
         -----------------------------

                  (vii) The following persons who are (or, solely with respect to Joseph F. Downes, were) managing members of the Farallon General Partner, with respect to the Shares held by the Farallon Funds: Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek
                           C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."

         The citizenship of each of the Farallon Funds and the Farallon General Partner is set forth above. Each of the Farallon Individual Reporting Persons is a citizen of the United States. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or
         ---------------------------------------------------------------
         240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
         -----------------------------------------------------------------
         Specified In (a) - (j):
         -----------------------

         Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----


                              Page 21 of 33 Pages

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. The Farallon Individual Reporting Persons other than Downes, as managing members of the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. Each of the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the deemed beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         ----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction


                              Page 22 of 33 Pages
having that purpose or effect.





















                              Page 23 of 33 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 13, 2006


                    /s/ Mark C. Wehrly
                ----------------------------------------
                FARALLON PARTNERS, L.L.C.,
                On its own behalf and
                as the General Partner of
                FARALLON CAPITAL PARTNERS, L.P.,
                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., and TINICUM PARTNERS, L.P.
                By Mark C. Wehrly,
                Managing Member


                   /s/ Mark C. Wehrly
                ----------------------------------------
                Mark C. Wehrly, individually and as attorney-in-fact for
                each of Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William
                F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Thomas F. Steyer

         The Powers of Attorney executed by Ding and Schrier authorizing Wehrly to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Powers of Attorney executed by Ellwein and Patel authorizing Wehrly to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Downes authorizing Wehrly to sign and file this Schedule 13G on his behalf, which is filed as Exhibit 2 to this Schedule 13G, is hereby incorporated by reference. The Power of Attorney executed by Duhamel authorizing Wehrly to sign and file this Schedule 13G on his behalf, which is filed as
Exhibit 3 to this Schedule 13G, is hereby incorporated by reference. The Power of Attorney executed by Fried authorizing Wehrly to sign and file this Schedule 13G on his behalf, which is filed as Exhibit 4 to this Schedule 13G, is hereby incorporated by reference. The Power of Attorney executed by Landry authorizing Wehrly to sign and file this Schedule 13G on her behalf, which is filed as
Exhibit 5 to this Schedule 13G, is hereby  incorporated by reference. The


                              Page 24 of 33 Pages

Power of Attorney  executed by Mellin  authorizing  Wehrly to sign and file this
Schedule 13G on his behalf, which is filed as Exhibit 6 to this Schedule 13G, is hereby incorporated by reference. The Power of Attorney executed by Millham authorizing Wehrly to sign and file this Schedule 13G on his behalf, which is filed as Exhibit 7 to this Schedule 13G, is hereby incorporated by reference. The Power of Attorney executed by Steyer authorizing Wehrly to sign and file this Schedule 13G on his behalf, which is filed as Exhibit 8 to this Schedule 13G, is hereby incorporated by reference.


























                              Page 25 of 33 Pages

                                  EXHIBIT INDEX


EXHIBIT 2                                Joseph F. Downes Power of Attorney
EXHIBIT 3                                William F. Duhamel Power of Attorney
EXHIBIT 4                                Richard B. Fried Power of Attorney
EXHIBIT 5                                Monica R. Landry Power of Attorney
EXHIBIT 6                                William F. Mellin Power of Attorney
EXHIBIT 7                                Stephen L. Millham Power of Attorney
EXHIBIT 8                                Thomas F. Steyer Power of Attorney














                              Page 26 of 33 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13G




                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.



                                               /s/ Joseph F. Downes
Date: June 30, 2003                     By: -----------------------------
                                                 Name: Joseph F. Downes





                              Page 27 of 33 Pages

                                                                       EXHIBIT 3
                                                                              to
                                                                    SCHEDULE 13G


                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.



                                               /s/ William F. Duhamel
Date: June 30, 2003                      By: -------------------------------
                                                 Name: William F. Duhamel



                              Page 28 of 33 Pages

                                                                       EXHIBIT 4
                                                                              to
                                                                    SCHEDULE 13G



                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.



                                                /s/ Richard B. Fried
Date: June 30, 2003                      By: --------------------------------
                                                  Name: Richard B. Fried







                              Page 29 of 33 Pages

                                                                       EXHIBIT 5
                                                                              to
                                                                    SCHEDULE 13G


                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in her individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.



                                               /s/ Monica R. Landry
Date: June 30, 2003                     By: ---------------------------------
                                                 Name: Monica R. Landry







                              Page 30 of 33 Pages

                                                                       EXHIBIT 6
                                                                              to
                                                                    SCHEDULE 13G


                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.



                                                /s/ William F. Mellin
Date: June 30, 2003                      By: --------------------------------
                                                 Name: William F. Mellin





                              Page 31 of 33 Pages

                                                                       EXHIBIT 7
                                                                              to
                                                                    SCHEDULE 13G



                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.



                                                /s/ Stephen L. Millham
Date: June 30, 2003                      By: --------------------------------
                                                  Name: Stephen L. Millham






                              Page 32 of 33 Pages

                                                                       EXHIBIT 8
                                                                              to
                                                                    SCHEDULE 13G


                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.



                                                /s/ Thomas F. Steyer
Date: June 30, 2003                      By: -------------------------------
                                                  Name: Thomas F. Steyer



                              Page 33 of 33 Pages